                                Exhibit 99.1
NEWS RELEASE

WELBILT ANNOUNCES SENIOR MANAGEMENT CHANGES

New Port Richey, FL. - March 24, 2020 - Welbilt, Inc. (NYSE:WBT) announced two senior management changes today. First, Keri Llewellyn has been appointed to the newly created role of Senior Vice President and Chief Commercial Officer, effective immediately. In this role, Llewellyn will assume the sales and marketing responsibilities of Josef Matosevic, Welbilt’s Executive Vice President and Chief Operating Officer. Second, Matosevic will be leaving Welbilt on May 1, 2020 to pursue external opportunities. His other operating responsibilities will be distributed internally.

Llewellyn joined Welbilt in January 2020 as Senior Vice President, Global Business Development. Prior to Welbilt, she served in a variety of roles within TriMark USA, LLC including Vice President of Operations for TriMark Orange County, Vice President Contract and National Account Sales and Operations and various other sales and distribution roles for TriMark SSKemp. She previously served as a board member of the Foodservice Equipment Distributors Association and was a founding member of their Young Industry Leaders. Llewellyn holds a Bachelor of Arts degree in Communications from Bowling Green State University.

“Keri brings extensive industry experience to her new role,” said Bill Johnson, Welbilt’s President and Chief Executive Officer. “In her more than 13 years with TriMark, she was a key contributor to the successful integration of three divisions into one effective, high-performance organization that delivered growth and improved operating efficiencies. She also led a variety of sales, distribution and operations groups within TriMark during her time there. Her combination of organizational leadership and industry experience, working with both large restaurant chains and dealer channel partners, makes her the ideal leader for Welbilt’s sales and marketing organization.”

“I’d like to thank Josef for all of his contributions to Welbilt since joining us in 2015. Josef executed the operating strategy that delivered the initial 400 basis points of margin growth we achieved after our spin-off through successfully consolidating our manufacturing footprint. He also significantly improved our relationships with our customers including the dealer and distributor channels that delivered growth and served as our interim President and Chief Executive Officer prior to my joining Welbilt. I appreciate all that Josef did to help me lead this great company over the last 18 months and wish him well in his future endeavors,” concluded Johnson.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by two service brands: FitKitchen®, our fully-integrated kitchen systems brand, and KitchenCare®, our aftermarket parts and service brand. Headquartered in the Tampa Bay region of Florida and operating 20 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors and dealers in over 100 countries. We have approximately 5,100 employees and generated sales of $1.6 billion in 2019. For more information, visit www.welbilt.com.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com